Exhibit 99.1

NEWS RELEASE WESCO International, Inc. / Suite 700, 225 West Station Square Drive / Pittsburgh, PA 15219

WESCO International, Inc. Reports Fourth Quarter and Year-Ended December 2008 Results
•	Record 2008 sales of $6.1 billion

•	Strong free cash flow of $236 million with net debt reduced by $190 million

•	Industrial automation distributor with $20 million in sales acquired at year end

•	Severance and branch closing after-tax charge of $2.8 million or $0.07 EPS, expect $5 million in annualized savings.
PITTSBURGH, January 29, 2009 /PRNewswire-FirstCall/ — WESCO International, Inc. (NYSE: WCC), a leading provider of electrical MRO products, construction materials, and advanced integrated supply procurement outsourcing services, today announced its 2008 fourth quarter and full-year financial results.
Fourth Quarter Results
Consolidated sales for the fourth quarter of 2008 were $1,430 million compared to $1,489 million in 2007, a decrease of 4.0%. Consolidated sales decreased 0.7% after adjusting for a previously announced divestiture and the negative impact of foreign exchange of 1.7%. Gross margin for the quarter was 19.9% compared to 20.3% from a year ago. Operating income for the current quarter, which includes a pre-tax charge for severance and branch closings of $4 million, totaled $73 million versus $99 million in last year’s comparable quarter. Depreciation and amortization included in operating income was $6.6 million for 2008 compared to $9.6 million in 2007. Income from the retained 40% ownership in the previously announced divestiture was $1.7 million. The effective tax rate for the fourth quarter of 2008 was 34.6% compared to 30.3% for the full year and 25.7% for the fourth quarter of 2007. The mix of foreign earnings resulted in the higher 2008 fourth quarter tax rate. Net income for the fourth quarter of 2008 was $42 million versus $61 million in the comparable 2007 quarter, which included non-recurring income tax benefits totaling $5.5 million. Diluted earnings per share for the quarter were $0.99 per share versus $1.34 per share in 2007 and includes $2.8 million or $0.07 per share of charges associated with the previously mentioned staff reductions and branch closures.
Mr. Stephen A. Van Oss, Senior Vice President and Chief Financial and Administrative Officer stated, “Performance for the fourth quarter and the full year was affected by a sudden slowdown in end markets in the last six weeks of the year which resulted in the drop in sales for the quarter. We responded to the slowdown by accelerating cost reduction actions and adjusting staff levels. We expect that the actions taken to date will result in ongoing cost savings of approximately $5 million in 2009. We are committed to maintaining tight control over our expenses and will take appropriate actions in light of end market activity. Gross margins improved sequentially despite the significant drop in commodity prices as we worked to strengthen margin management across the organization.”

Mr. Van Oss continued, “Our balance sheet structure is secure and provides liquidity for working capital needs, debt reduction, and acquisitions. Free cash flow of $42 million for the quarter and $236 million for the year was directed primarily towards debt reduction. During the quarter, we funded projects totaling $8 million bringing total capital expenditures to $35 million for the year.
We expect capital spending to be under $20 million in 2009. Our cash and available borrowing position improved to $382 million at the end of the year, an increase of $200 million over last year. No shares were purchased during the quarter. Finally, at year-end, we completed an accretive acquisition of AA-Electric, an industrial original equipment manufacturer distributor with approximately $20 million in annual sales. The acquisition of AA-Electric provides an excellent addition to our industrial OEM business with further penetration in key industries such as mining, packaging and tooling.”
Year-end Results
For the year 2008, sales increased 1.8% to $6,111 million compared with $6,003 million in 2007. Consolidated sales grew 3.5% after adjusting for a previously announced divestiture. Gross margin was 19.7% in 2008 compared to 20.4% 2007. Operating income totaled $346 million compared with $394 million in 2007. Depreciation and amortization included in operating income was $27 million for the year ended 2008 compared to $37 million for the year ended 2007. Income from the retained 40% ownership in our previously announced divestiture totaled $9.4 million. Net income for 2008 was $213 million versus $241 million in 2007. Diluted earnings per share were $4.91 in 2008 versus $4.99 per share in 2007.
Mr. John J. Engel, Senior Vice President and Chief Operating Officer commented, “The organization remains focused on sales execution and margin management while taking necessary cost reduction actions in light of weak end market activity. The branch closure actions eliminate unprofitable operations and take advantage of consolidation opportunities while ensuring high customer service levels are maintained. We are further reducing staffing levels by approximately 5% in the first quarter of 2009.”
“I am very proud at the manner in which our management team has positioned the Company for the difficult year ahead”, said Mr. Roy W. Haley, Chairman and Chief Executive Officer. “Our operational and financial execution continues to be a hallmark of our organization. While the near-term visibility is unclear, our business model is sound and we believe our strategy provides the foundation for market share gains in this environment.”
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Teleconference
WESCO will conduct a teleconference to discuss the fourth quarter earnings as described in this News Release on Thursday, January 29, 2009 at 11:00 a.m. Eastern Time. The conference call will be broadcast live over the Internet and can be accessed from the Company’s home page at http://www.wesco.com. The conference call will be archived on the Company’s Internet site for seven days.
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WESCO International, Inc. (NYSE: WCC) is a publicly traded Fortune 500 holding company, headquartered in Pittsburgh, Pennsylvania, whose primary operating entity is WESCO Distribution, Inc. WESCO Distribution is a leading distributor of electrical construction products and electrical and industrial maintenance, repair and operating (MRO) supplies, and is the nation’s largest provider of integrated supply services. 2008 annual sales were approximately $6.1 billion. The Company employs approximately 7,200 people, maintains relationships with over 24,000 suppliers, and serves more than 110,000 customers worldwide. Major markets include commercial and industrial firms, contractors, government agencies, educational institutions, telecommunications businesses and utilities. WESCO operates seven fully automated distribution centers and approximately 400 full-service branches in North America and select international markets, providing a local presence for area customers and a global network to serve multi-location businesses and multi-national corporations.

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The matters discussed herein may contain forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from expectations. Certain of these risks are set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, as well as the Company’s other reports filed with the Securities and Exchange Commission.
Contact: Stephen A. Van Oss, Senior Vice President and
Chief Financial and Administrative Officer
WESCO International, Inc. (412) 454-2271, Fax: (412) 454-2477
http://www.wesco.com

WESCO INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollar amounts in millions, except per share data)
(Unaudited)

	Three Months Ended		Three Months Ended
	December 31, 2008		December 31, 2007

Net sales	$1,429.8		$1,489.2
Cost of goods sold (excluding depreciation and amortization below)	1,145.4	80.1%	1,187.3	79.7%
Selling, general and administrative expenses	204.6	14.3%	193.5	13.0%
Depreciation and amortization	6.6		9.6

Income from operations	73.2	5.1%	98.8	6.6%
Interest expense, net	10.8		16.6
Other (income) expenses	(1.7)		—

Income before income taxes	64.1	4.5%	82.2	5.5%
Provision for income taxes	22.2		21.1

Net income	$41.9	2.9%	$61.1	4.1%

Diluted earnings per common share	$0.99		$1.34
Weighted average shares outstanding (in millions)	42.4		45.5

	Twelve Months Ended		Twelve Months Ended
	December 31, 2008		December 31, 2007

Net sales	$6,110.8		$6,003.4
Cost of goods sold (excluding depreciation and amortization below)	4,904.2	80.3%	4,781.3	79.6%
Selling, general and administrative expenses	834.3	13.7%	791.1	13.2%
Depreciation and amortization	26.7		36.8

Income from operations	345.6	5.7%	394.2	6.6%
Interest expense, net	50.1		63.2
Other (income) expenses	(9.4)		—

Income before income taxes	304.9	5.0%	331.0	5.5%
Provision for income taxes	92.2		90.4

Net income	$212.7	3.5%	$240.6	4.0%

Diluted earnings per common share	$4.91		$4.99
Weighted average shares outstanding (in millions)	43.3		48.3

WESCO INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollar amounts in millions)
(Unaudited)

	December 31,	December 31,
	2008	2007
Assets
Current Assets
Cash and cash equivalents	$86.3	$72.3
Trade accounts receivable	791.3	844.5
Inventories, net	605.7	666.0
Other current assets	71.7	97.7

Total current assets	1,555.0	1,680.5
Other assets	1,163.3	1,179.4

Total assets	2,718.3	$2,859.9

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$571.8	$626.3
Other current liabilities	439.0	665.6

Total current liabilities	1,010.8	1,291.9

Long-term debt	841.9	811.3
Other noncurrent liabilities	133.6	148.2

Total liabilities	1,986.3	2,251.4

Stockholders’ Equity
Total stockholders’ equity	732.0	608.5

Total liabilities and stockholders’ equity	$2,718.3	$2,859.9

WESCO INTERNATIONAL, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Unaudited)

	Twelve Months	Twelve Months
Financial Leverage:	Ended	Ended
(Dollar amounts in thousands)	December 31, 2008	December 31, 2007
Income from operations	$345,667	$394,224
Depreciation and amortization	26,731	36,759

EBITDA	$372,398	$430,983

Short term debt	295,000	502,300
Current debt	3,823	2,676
Long term debt	841,928	811,311

Total debt	$1,140,751	$1,316,287

Financial leverage ratio	3.1	3.1

	Three Months	Twelve Months
Free Cash Flow:	Ended	Ended
(Dollar amounts in thousands)	December 31, 2008	December 31, 2008
Net Income	$41.9	$212.7

Depreciation and amortization	6.6	26.7
Accounts receivable	127.8	28.4
Inventory	40.9	26.6
Accounts payable	(161.0)	(31.2)
Other	(6.1)	7.9

Cash flow provided by operations	$50.1	$271.1
Less: Capital expenditures	(8.3)	(35.3)

Free cash flow	$41.8	$235.8

Note: Free cash flow is provided by the Company as an additional liquidity measure. Capital expenditures are deducted from operating cash flow to determine free cash flow. This amount represents excess funds available to management to service all of its financing needs.

WESCO INTERNATIONAL, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (CONTINUED)
(Dollar amounts in millions)
(Unaudited)

	Three Months	Three Months
	Ended	Ended
Gross Profit:	December 31, 2008	December 31, 2007
Net sales	$1,429.8	$1,489.2
Cost of goods sold (excluding depreciation and amortization)	1,145.4	1,187.3

Gross profit	$284.4	$301.9

Gross margin	19.9%	20.3%

	Twelve Months	Twelve Months
	Ended	Ended
	December 31, 2008	December 31, 2007
Net sales	$6,110.8	$6,003.4
Cost of goods sold (excluding depreciation and amortization)	4,904.2	4,781.3

Gross profit	$1,206.6	$1,222.1

Gross margin	19.7%	20.4%
Note: Gross profit is provided by the Company as an additional financial measure. Gross profit is calculated by deducting cost of goods sold, excluding depreciation and amortization, from net sales. This amount represents an important financial measure within the distribution industry. Gross margin is calculated by dividing gross profit by net sales.